Exhibit 10.3

AUGMEDIX, INC.

1161 MISSION STREET, SUITE 210

SAN FRANCISCO, CA 94103

October 12, 2018

Manny Krakaris

Dear Manny,

Augmedix, Inc. (the “Company”), is pleased to confirm our offer to you of employment with the Company. The terms of employment are as follows:

1.	Position. Beginning October 9, 2018, you will serve in a new full-time capacity as Chief Executive Officer.

2.	Compensation. You will be paid a salary at the annual rate of (a) $350,000 initially and (b) $400,000 immediately following the closing of an equity financing (i) with gross proceeds to the Company of at least $15,000,000 (including the amount of any indebtedness converted into equity in connection with such financing) and (ii) in which any investor investing at least $3,000,000 in such financing is not a prior investor in the equity and/or debt of the Company, in each of the foregoing cases (a) and (b), payable in biweekly installments in accordance with the Company’s standard payroll practices for salaried employees. You will also be eligible to receive an annual bonus with a target of 50% of your base salary and maximum of 75% of your base salary, with the amount earned as to a given year based on achievement of performance goals established upon the mutual agreement of you and the Company’s Board of Directors; any bonus payment shall be subject to you remaining in employment with the Company through the end of the year to which the bonus payment relates and shall be made no later than February 15 of the year following the year to which the bonus payment relates. For 2018, you will be eligible for a portion of your annual bonus prorated for nine months of service (April 1, 2018, through December 31, 2018). You also will receive from the Company during your employment a fully paid monthly automobile parking pass for the parking garage at the Company’s principal office.

3.	Stock Options. Following the final closing of the Company’s next preferred stock financing, and within two months after such final closing, you will be granted an option (which shall be an incentive stock option to the maximum extent permitted under applicable law) to purchase a number of shares of the Company’s Common Stock equal to 7.5% of the fully diluted capitalization of the Company on the grant date. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”), and the form of option agreement thereunder attached hereto as Exhibit A. You will vest in 25% of the option shares on April 1, 2019, and an additional 1/48 for each month thereafter, provided that you remain in continuous service to the Company through each such vesting date.

Manny Krakaris

October 12, 2018

Notwithstanding the foregoing, if you are subject to termination by the Company without Cause (as defined below) or if you resign with Good Reason (as defined below) within 12 months following, or immediately prior to, the closing of a Change in Control (as defined in the Plan), and if you execute and make irrevocable the Company’s standard form of separation agreement and general release of all claims, as in effect at the time of your termination, on or before the deadline set forth therein, then (a) the vesting of all of your equity awards (including, without limitation, the option shares granted in connection with your initial employment as described in the preceding paragraph) will immediately accelerate in full effective as of the date of the termination of your employment, (b) the post-termination exercise period for all your options shall be extended to the date that is two years after the termination date (or, if earlier, the original expiration date of each such option) and (c) you shall be entitled to exercise your options on a “net exercise” basis (as to the exercise price only; you acknowledge that net exercise will require that you satisfy applicable withholding taxes by your separate payment) during such post-termination exercise period.

“Cause” means (a) your willful unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your failure to comply with a material provision of the Company’s written policies or rules in a manner that is materially injurious to the Company, (c) your conviction of, or your plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude under the laws of the United States or any State, (d) your gross negligence or willful misconduct, (e) your commission of an act of fraud against the Company or a parent or subsidiary of the Company, (f) your continuing failure to implement or follow a lawful policy or directive of the Company’s Board of Directors, which failure is not cured within twenty (20) days after written notice to you from the Company, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, which failure is not cured within twenty (20) days after written notice to you from the Company.

“Good Reason” means any of the following: (i) a material reduction in your overall responsibilities or authority, or scope of duties, it being understood that a reduction in your responsibilities or authority following a Change in Control shall not constitute Good Reason if you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company; (ii) a decrease in your then-current annual base salary, other than in connection with a general decrease in the salary of all similarly situated employees of the Company; or (iii) your relocation by the Company to a facility or a location more than thirty-five (35) miles from your location prior to such relocation.

4.	Severance. If your employment is terminated by the Company without Cause or if you resign with Good Reason, and if you execute and make irrevocable the Company’s standard form of separation agreement and general release of all claims, as in effect at the time of your termination, on or before the deadline set forth therein (which shall be no more than 55 days), then the Company will (a) pay you a lump-sum amount equal to three months of your base salary and (b) continue to pay you your base salary in effect immediately prior to your termination for three months following your termination, provided, in each of the foregoing cases (a) and (b), that if such termination is due to Good Reason as a result of a base salary reduction, the severance payment will be based on your annual base salary prior to such reduction, and further provided, in any case, that each such severance payment shall be less applicable withholdings and deductions and shall be paid in accordance with the Company’s standard payroll practices in effect from time to time. The lump-sum severance payment described in this section will be made on the Company’s first regular payroll date after the deadline set forth in the separation agreement and general release of all claims, and the installment severance payments described in this section will begin one month after such lump-sum severance payment is made.

Manny Krakaris

October 12, 2018

5.	Period of Employment; Other Consulting Work. Your employment with the Company will continue to be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

The Company agrees that you may provide consulting services to third parties during your period of employment with the Company, so long as such consulting services (a) do not, in the aggregate, amount to more than 10 hours in any calendar month and (b) do not interfere with your duties and responsibilities to the Company or create a conflict of interest with the Company.

6.	Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit B.

7.	At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company ( other than you).

8.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office

10.	Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under applicable law, including California Labor Code Sections 2698, et seq.

Manny Krakaris

October 12, 2018

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-emplovment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hard copy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

11.	Entire Agreement. This letter and your Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit B with the Company contain all of the terms of your employment with the Company and supersede any prior offers, negotiations, understandings or agreements, whether oral or written, between you and the Company. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, that is not contained in this letter agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company, and the rights and obligations set forth in this letter agreement shall survive any sale or change of control of the Company. The terms of this letter and the resolution of any disputes will be governed by California law. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and the attached documents and returning to me.

Manny Krakaris

October 12, 2018

Sincerely,

/s/ Gerard van Hamel Platerink
Gerard van Hamel Platerink
Director, Augmedix, Inc.

Acknowledged and agreed,

/s/ Manny Krakaris
Manny Krakaris

Exhibit A

Form of Option Agreement

Exhibit B

Form of Employee Invention Assignment and Confidentiality Agreement